Exhibit 99.1

TAL INTERNATIONAL GROUP, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2010 RESULTS AND INCREASES ITS QUARTERLY DIVIDEND TO $0.45 PER SHARE

Purchase, New York, February 9, 2011 — TAL International Group, Inc. (NYSE: TAL), one of the world’s largest lessors of intermodal freight containers and chassis, today reported results for the fourth quarter and year ended December 31, 2010.

Highlights:

•

TAL reported Adjusted Net Income of $0.76 per fully diluted common share for the fourth quarter of 2010, an increase of 26.7% from the third quarter of 2010 and an increase of nearly 200% from the fourth quarter of 2009. An increase in the residual value estimates used in TAL’s depreciation calculations contributed $0.12 to Adjusted Net Income per share in the fourth quarter.

•

TAL reported Adjusted pretax income of $1.18 per fully diluted share for the fourth quarter of 2010. TAL focuses on its adjusted pretax results since it does not currently pay any material cash taxes and does not expect that it will for the next several years.

•	Leasing revenue increased 10.2% from the third quarter of 2010 and 30.1% from the fourth quarter of 2009.
•	Average utilization reached a record level of 98.6% for the fourth quarter.
•

TAL invested heavily in new equipment in 2010, with total orders delivered during the year exceeding $880 million, including over 300,000 TEU of dry containers and approximately 25,000 TEU of refrigerated containers.

•

TAL continues to invest heavily in new equipment, and has already ordered over $300 million of new containers for delivery in 2011, including over 100,000 TEU of dry containers and approximately 3,500 TEU of refrigerated containers.

•

TAL announced a 12.5% increase in its quarterly dividend to $0.45 per share payable on March 24, 2011 to shareholders of record as of March 3, 2011, increasing total dividends declared since the September 2006 initial dividend to $5.278 per share.

Adjusted pre-tax income (1), excluding net gains/losses on interest rate swaps and the write-off of deferred financing costs, was $36.3 million in the fourth quarter of 2010, compared to $28.6 million in the third quarter of 2010, and $12.0 million in the fourth quarter of 2009.  Adjusted pretax income per fully diluted common share was $1.18 in the fourth quarter of 2010 versus $0.93 in the third quarter of 2010, and $0.39 in the fourth quarter of 2009.  The Company focuses on adjusted pre-tax results since it considers net gains/losses on interest rate swaps and the write-off of deferred financing costs to be unrelated to operating performance and since it does not expect to pay any significant income taxes for a number of years due to the availability of accelerated tax depreciation on its existing container fleet and planned future equipment purchases.

Leasing revenues for the fourth quarter of 2010 were $94.5 million compared to $85.7 million in the third quarter of 2010, and $72.6 million in the fourth quarter of 2009.  Adjusted EBITDA (2), including principal payments on finance leases, was $98.8 million for the quarter versus $90.3 million in the third quarter of 2010, and $65.7 million in the fourth quarter of 2009.

Adjusted Net Income (3), excluding net gains/losses on interest rate swaps and the write-off of deferred financing costs, was $23.5 million for the fourth quarter of 2010, compared to $18.5 million in the third quarter of 2010, and $7.9 million in the fourth quarter of 2009.  Adjusted Net Income per fully diluted common share was $0.76 in the fourth quarter of 2010 versus $0.60 in the third quarter of 2010, and $0.26 in the fourth quarter of 2009.

After conducting its annual review of historical disposal experience, TAL decided to increase the estimated residual values used in its equipment depreciation calculations beginning October 1, 2010 (see the residual value table after the consolidated financial statements herein).  The increase in estimated residual values resulted in a decrease in depreciation expense of $5.5 million ($3.6 million after tax or $0.12 per fully diluted share) for the quarter and year ended December 31, 2010.  Going forward, TAL expects the change in residual estimates to have a similar quarterly effect on depreciation expense.

Over time, the higher residual estimates will lead to a decrease in disposal gains that should offset some of the decrease in depreciation expense.  However, for the next several years, the change in residual estimates may not have a meaningful impact on disposal gains since a large portion of the containers that will likely be sold over the next few years have already been fully depreciated.  As a result, for the next several years, the change in residual value estimates will lead to an increase in TAL’s reported profitability compared to what would have been reported using the  previous residual estimates.

Reported net income for the fourth quarter of 2010 was $35.4 million, versus net income of $11.8 million in the third quarter of 2010, and $16.0 million in the fourth quarter of 2009.  Net income per fully diluted common share was $1.15 for the fourth quarter of 2010, versus $0.38 in the third quarter of 2010, and $0.52 in the fourth quarter of 2009.  The difference between Adjusted Net Income and the reported net income in the fourth quarter of 2010 was due to net gains/losses on interest rate swaps.  TAL uses interest rate swaps to synthetically fix the interest rates for most of its floating rate debt so that the duration of the fixed interest rates matches the expected duration of TAL’s lease portfolio.  TAL does not use hedge accounting for the majority of its swaps, so most of the change in the market value of TAL’s interest rate swap portfolio is reflected in reported income.  During the fourth quarter of 2010, long-term interest rates increased, resulting in an $18.5 million increase in the market value of TAL’s swap contracts.

“Our outstanding fourth quarter results cap a truly remarkable year for TAL International”, commented Brian M. Sondey, President and CEO of TAL International. “We began 2010 still facing the effects of the global financial crisis, but trade growth and leasing demand rebounded sharply and our operating and financial performance recovered quickly in the first half of the year as idle containers went back on-hire and as leasing rates and re-sale prices pushed back to pre-crisis levels.  In the second half of the year, TAL shifted from recovery to rapid growth as our record level of investment drove strong sequential increases in our leasing revenue and further improvement in our profitability.  Leasing rates and resale prices also continued to climb in the second half of the year, supported by high prices for new containers and a global shortage of container capacity, and our average dry container leasing rates and dry container disposal prices now significantly exceed pre-crisis levels.”

“Our $36.3 million of adjusted pretax income for the fourth quarter represents a record level of profitability for TAL.  Our fourth quarter results benefited from a change to our residual value estimates, but our profitability would still have increased 7.5% from the third quarter of 2010 without the estimate change.  We had expected our fourth quarter results to be constrained by low drop-off and disposal volumes, but used container sale prices pushed to exceptionally high levels and partially offset the decrease in disposal volumes.”

“Leasing revenue increased 10.2% from the third quarter to the fourth quarter of 2010 due to the ongoing delivery of large amounts of new containers.  In total, TAL invested over $880 million for new containers delivered in 2010, supporting a 30% increase in our leasing revenue from the fourth quarter of 2009 to the fourth quarter of 2010.  TAL’s aggressive investment during 2010 was supported by renewed trade growth as well as by reduced direct purchases by TAL’s shipping line customers.  Shipping lines generally reduced their direct buying of containers in 2010, and increasingly relied on leasing, as they managed their capital carefully in the wake of the financial crisis and the difficult shipping environment in 2009.”

“TAL has raised a substantial amount of new capital to support our aggressive level of investment.  We have raised over $1 billion of new financing since the beginning of 2010, including three tranches of securitizations totaling nearly $600 million.  These securitizations were rated “A” by Standard & Poors and have a weighted average interest rate of 4.8%.”

Adjusted pre-tax income (1), excluding gains on debt extinguishment, net gains/losses on interest rate swaps and the write-off of deferred financing costs, was $103.4 million for the full twelve months of 2010, compared to $61.6 million for the full twelve months of 2009.

Leasing revenues for the years ended December 31, 2010 and 2009 were $328.5 million and $309.3 million, respectively.  Adjusted EBITDA (2), including principal payments on finance leases, was $333.9 million for the full twelve months of 2010 versus $277.6 million for the same period last year.

Adjusted Net Income (3), excluding gains on debt extinguishment, net gains/losses on interest rate swaps and the write-off of deferred financing costs, was $66.7 million for the full twelve months of 2010, compared to $39.8 million for the full twelve months of 2009.  Adjusted Net Income per fully diluted common share was $2.17 for the full twelve months of 2010, versus $1.28 for the same period last year.

Reported net income for the full twelve months of 2010 was $57.7 million, versus net income of $71.6 million for the prior year period.  Net income per fully diluted common share was $1.88 for the full twelve months of 2010, versus $2.30 for the same period in prior year.

Outlook

Mr. Sondey continued, “Expectations for containerized trade growth in 2011 generally seem to be in the 5-10% range, and we expect shipping lines to continue to rely more heavily on leasing than they have historically, though perhaps not to the full extent they did in 2010.  As a result, we generally expect the favorable market environment to continue into 2011, and expect our financial performance to continue to benefit from exceptionally high utilization, market leasing rates and used container sale prices.  Also, we are off to a great start with our 2011 investments, and we have already ordered over $300 million of containers for delivery in 2011, many of which have already been committed to leases.  Based on our existing new container orders and committed customer lease transactions, we expect strong sequential growth in our leasing revenue to continue at least through the first half of 2011.”

“The first quarter typically represents our weakest quarter of the year since it is the slow season for dry containers, but this year our first quarter performance will be supported by the ongoing global shortage of containers and strong momentum in our leasing revenue.  We expect our disposal volumes to remain low until the container shortage eases, though high used container sale prices and strong third-party trading margins should offset some of the impact of the low disposal volumes.  Overall, assuming market conditions remain favorable, we expect our first quarter profitability in 2011 to be up slightly from the fourth quarter of 2010, and expect our profitability to increase sequentially throughout 2011 as aggressive ongoing investment and increasing average leasing rates drive continued growth in our leasing revenue.”

Dividend

TAL’s Board of Directors has approved and declared a $0.45 per share quarterly cash dividend on its issued and outstanding common stock, payable on March 24, 2011 to shareholders of record at the close of business on March 3, 2011.

Mr. Sondey concluded, “We are very pleased to increase our dividend again this quarter.  The increase reflects the continued growth in our cash flow and income.  We have increased our dividend rapidly over the last year as our performance recovered and then surged forward, and upon payment of this latest dividend, we will have returned $5.278 in dividends per share to our shareholders since our initial dividend in September 2006.”

Investors’ Webcast

TAL will hold a Webcast at 9 a.m. (New York time) on Thursday, February 10, 2011 to discuss its fiscal fourth quarter results.  An archive of the Webcast will be available one hour after the live call through Friday March 11, 2011. To access the live Webcast or archive, please visit the Company’s Web site at http://www.talinternational.com.

About TAL International Group, Inc.

TAL is one of the world’s largest lessors of intermodal freight containers and chassis with 18 offices in 11 countries and approximately 216 third party container depot facilities in 39 countries. The Company’s global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers. TAL’s fleet consists of approximately 856,000 containers and related equipment representing approximately 1,397,000 twenty-foot equivalent units (TEU). This places TAL among the world’s largest independent lessors of intermodal containers and chassis as measured by fleet size.

Contact

Jeffrey Casucci

Vice President

Treasury and Investor Relations

(914) 697-2900

Important Cautionary Information Regarding Forward-Looking Statements

Statements in this press release regarding TAL International Group, Inc.’s business that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 1, 2010.

The Company’s views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement.  The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

(1) Adjusted pre-tax income is a non-GAAP measurement we believe is useful in evaluating our operating performance.  The Company’s definition and calculation of adjusted pre-tax income is outlined in the attached schedules.

(2) Adjusted EBITDA is a non-GAAP measurement we believe is useful in evaluating our operating performance.  The Company’s definition and calculation of Adjusted EBITDA is outlined in the attached schedules.

(3) Adjusted net income is a non-GAAP measurement we believe is useful in evaluating our operating performance.  The Company’s definition and calculation of adjusted net income is outlined in the attached schedules.

(1)(2)(3) Please see page 8 for a detailed reconciliation of these financial measurements.

-Financial Tables Follow-

TAL INTERNATIONAL GROUP, INC.

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	December 31, 2010	December 31, 2009
ASSETS:
Leasing equipment, net of accumulated depreciation and allowances of $511,634 and $420,517	$2,086,194	$1,357,539
Net investment in finance leases, net of allowances of $1,169 and $1,618	171,417	199,989
Equipment held for sale	29,220	46,291
Revenue earning assets	2,286,831	1,603,819
Cash and cash equivalents (including restricted cash of $23,018 and $13,714)	85,612	73,604
Accounts receivable, net of allowances of $429 and $757	48,311	33,086
Goodwill	71,898	71,898
Deferred financing costs	17,802	8,882
Other assets	4,737	7,015
Fair value of derivative instruments	2,024	2,674
Total assets	$2,517,215	$1,800,978
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Equipment purchases payable	$57,756	$3,312
Fair value of derivative instruments	61,647	61,799
Accounts payable and other accrued expenses	59,329	42,845
Net deferred income tax liability	139,741	112,895
Debt	1,770,332	1,161,298
Total liabilities	2,088,805	1,382,149
Stockholders’ equity:
Preferred stock, $.001 par value, 500,000 shares authorized, none issued	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 33,725,066 and 33,592,066 shares issued respectively	34	33
Treasury stock, at cost, 3,011,843 and 3,009,171 shares, respectively	(37,535)	(37,489)
Additional paid-in capital	399,816	398,016
Accumulated earnings	76,053	58,253
Accumulated other comprehensive (loss) income	(9,958)	16
Total stockholders’ equity	428,410	418,829
Total liabilities and stockholders’ equity	$2,517,215	$1,800,978

TAL INTERNATIONAL GROUP, INC.

Consolidated Statements of Operations

(Dollars and shares in thousands, except earnings per share)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Revenues:
Leasing revenues:
Operating leases	$90,127	$67,647	$310,221	$288,759
Finance leases	4,347	4,978	18,309	20,502
Total leasing revenues	94,474	72,625	328,530	309,261
Equipment trading revenue	8,669	5,989	34,636	39,693
Management fee income	653	616	2,932	2,629
Other revenues	240	177	702	954
Total revenues	104,036	79,407	366,800	352,537
Operating expenses (income):
Equipment trading expenses	6,386	5,603	28,814	37,538
Direct operating expenses	4,640	8,342	24,489	36,942
Administrative expenses	10,647	10,331	41,724	40,908
Depreciation and amortization	29,185	27,845	115,927	115,688
(Reversal) provision for doubtful accounts	(83)	162	(843)	545
Net (gain) on sale of leasing equipment	(5,515)	(2,176)	(25,765)	(9,278)
Net (gain) on sale of container portfolios	—	—	—	(185)
Total operating expenses	45,260	50,107	184,346	222,158
Operating income	58,776	29,300	182,454	130,379
Other expenses (income):
Interest and debt expense	22,496	17,302	79,104	68,807
Write-off of deferred financing costs	—	—	675	—
(Gain) on debt extinguishment	—	—	—	(14,130)
Net (gain) loss on interest rate swaps	(18,466)	(12,569)	13,029	(35,152)
Total other expenses (income)	4,030	4,733	92,808	19,525
Income before income taxes	54,746	24,567	89,646	110,854
Income tax expense	19,350	8,550	31,922	39,268
Net income	$35,396	$16,017	$57,724	$71,586
Net income per common share — Basic	$1.16	$0.53	$1.90	$2.31
Net income per common share — Diluted	$1.15	$0.52	$1.88	$2.30
Weighted average number of common shares outstanding — Basic	30,456	30,413	30,441	31,021
Weighted average number of common shares outstanding — Diluted	30,855	30,529	30,717	31,072
Cash dividends paid per common share	$0.40	$0.01	$1.30	$0.04

TAL’s current and previous residual value estimates for the equipment types affected by the aforementioned change are as follows:

	Current Residual Value Estimates After Change ($)	Previous Residual Value Estimates Prior to Change ($)
Dry container units	$900 to $1,200	$750 to $900
Refrigerated container units	$2,500 to $3,400	$2,200 to $2,700
Special container units	$600 to $2,100	$600 to $1,200

Non-GAAP Financial Measures

We use the terms “EBITDA”, “Adjusted EBITDA”, “Adjusted Pre-tax Income”, and “Adjusted Net Income” throughout this press release. EBITDA is defined as net income before interest and debt expense, income tax expense and depreciation and amortization, and excludes gains on debt extinguishments, unrealized gains/losses on interest rate swaps and the write-off of deferred financing costs.  Adjusted EBITDA is defined as EBITDA plus principal payments on finance leases.

Adjusted Pre-tax Income is defined as income before income taxes as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted Pre-tax Income excludes gains on debt extinguishments, unrealized gains/losses on interest rate swaps and the write-off of deferred financing costs. Adjusted Net Income is defined as net income further adjusted for the items discussed above, net of income tax.

EBITDA, Adjusted EBITDA, Adjusted Pre-tax Income, and Adjusted Net Income are not presentations made in accordance with GAAP, and should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with GAAP, including net income, or net cash from operating activities.

We believe that EBITDA, Adjusted EBITDA, Adjusted Pre-tax Income, and Adjusted Net Income are useful to an investor in evaluating our operating performance because:

•  these measures are widely used by securities analysts and investors to measure a company’s operating performance without regard to items such as interest and debt expense, income tax expense, depreciation and amortization, gains on debt extinguishments and unrealized gains/losses on interest rate swaps, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired;

•  these measures help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future; and

•  these measures are used by our management for various purposes, including as measures of operating performance to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

We have provided reconciliations of net income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA in the tables below for the three and twelve months ended December 31, 2010 and 2009.

Additionally, we have provided reconciliations of income before income taxes and net income, the most directly comparable GAAP measures to Adjusted Pre-tax Income and Adjusted Net Income in the tables below for the three and twelve months ended December 31, 2010 and 2009.

TAL INTERNATIONAL GROUP, INC.

Non-GAAP Reconciliations of EBITDA and Adjusted EBITDA

(Dollars in Thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Net income	$35,396	$16,017	$57,724	$71,586
Add (subtract):
Depreciation and amortization	29,185	27,845	115,927	115,688
Interest and debt expense	22,496	17,302	79,104	68,807
Write-off of deferred financing costs	—	—	675	—
Income tax expense	19,350	8,550	31,922	39,268
(Gain) on debt extinguishment	—	—	—	(14,130)
Net (gain) loss on interest rate swaps	(18,466)	(12,569)	13,029	(35,152)
EBITDA	87,961	57,145	298,381	246,067
Add:
Principal payments on finance leases	10,836	8,602	35,484	31,533

Adjusted EBITDA	$98,797	$65,747	$333,865	$277,600

TAL INTERNATIONAL GROUP, INC.

Non-GAAP Reconciliations of Adjusted Pre-tax Income and Adjusted Net Income

(Dollars in Thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Income before income taxes	$54,746	$24,567	$89,646	$110,854
Add (subtract):
Write-off of deferred financing fees	—	—	675	—
(Gain) on debt extinguishment	—	—	—	(14,130)
Net (gain) loss on interest rate swaps	(18,466)	(12,569)	13,029	(35,152)

Adjusted pre-tax income	$36,280	$11,998	$103,350	$61,572

Net income	$35,396	$16,017	$57,724	$71,586
Add (subtract)(a):
Write-off of deferred financing fees	—	—	435	—
(Gain) on debt extinguishment	—	—	—	(9,105)
Net (gain) loss on interest rate swaps	(11,917)	(8,114)	8,580	(22,652)

Adjusted net income	$23,479	$7,903	$66,739	$39,829

(a) All net income adjustments are reflected net of income taxes.